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                                                                    EXHIBIT 11.1

                   ADVANCED FIBRE COMMUNICATIONS, INC.
            SCHEDULE RE: COMPUTATION OF NET INCOME PER SHARE
                  (In thousands, except per share data)

                                    Three Months Ended       Nine Months Ended
                                       September 30,           September 30,
                                    ------------------    ----------------------
                                      1997      1996         1997         1996
                                    --------  --------    ----------    --------

Net income                          $10,791   $ 3,204       $ 23,746    $ 1,663
                                    -------   -------       --------    -------
Weighted average common shares
  outstanding                        71,951    11,062         69,365     10,922
Redeemable convertible preferred
  stock, on an as-if converted
  basis                                   -    37,434             -      37,288
Common stock equivalents - stock
  options and warrants                7,161    13,010          8,072     11,296
Staff Accounting Bulletin No. 83
  issuances and grants:
    Stock options                         -         -              -        506
    Redeemable convertible
      preferred stock issued              -         -              -        104
                                    -------   -------       --------    -------

Shares used in per share
  computations                       79,112    61,506         77,437     60,116
                                    -------   -------       --------    -------

Net income per share                $  0.14                 $   0.31
                                    -------                 --------
                                    -------                 --------
Pro forma net income per share                $  0.05                   $  0.03
                                              -------                   -------
                                              -------                   -------

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